Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-257454 on Form S-4 of Performance Food Group Company of our report dated August 27, 2019 relating to the combined financial statements of Reinhart Foodservice Business (Carve-Out of Certain Operations of Reyes Holdings L.L.C. and Lone Oak Realty LLC) appearing in Exhibit 99.2 to the Current Report on Form 8-K of Performance Food Group Company dated September 16, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 9, 2021